ChinaCast Education Corporation’s Executive Management Team
Invests in Company with Purchase of Common Stock

BEIJING, Dec. 23, 2009 — ChinaCast Education Corporation ("ChinaCast" or the "Company") (Nasdaq: CAST) today announced that executive management team members Ron Chan Tze Ngon, Chairman and CEO, Antonio Sena, Chief Financial Officer and Michael Santos, President-International, have entered into a definitive agreement on December 21, 2009 to purchase 692,520 shares of the Company’s common stock through a private placement for a purchase price of $7.22 per share, or an aggregate purchase price of approximately $5 million. The purchase was made through Thriving Blue Limited, a British Virgin Islands company.

"Our executive management team is pleased to be able to invest in the Company's future and we look forward to continuing our success in executing our business plan and growth initiatives," stated Ron Chan, Chairman and CEO. The Company intends to use the net proceeds from this placement for working capital, future acquisitions and general corporate purposes. This press release does not constitute an offer to sell or a solicitation of an offer to buy securities.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-Learning services provider in China. The Company provides post-secondary degree and diploma programs through its two universities in China: The Foreign Trade and Business College of Chongqing Normal University and the Lijiang College of Guangxi Normal University. These universities offer fully accredited, career-oriented bachelor's degree and diploma programs in business, economics, law, IT/computer engineering, hospitality and tourism management, advertising, language studies, art and music. The Company provides its e-Learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite/fiber broadband network. These services include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses. The Company is listed on NASDAQ with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

Contact:
HC International
Ted Haberfield, Executive Vice President
+1-760-755-2716
thaberfield@hcinternational.net